Exhibit 1

JOINT FILING AGREEMENT

February 6, 2008

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the common stock of Information Services Group, Inc. and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing.

The undersigned further agrees that each party hereto is responsible for timely filing of such statement on Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

[Signature page follows]

In evidence thereof the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of the date first written above.

Oneoke Partners, LLC

By:	/s/ Michael P. Connors
Name:	Michael P. Connors
Title:	Managing Member

/s/ Michael P. Connors
Signature

Michael P. Connors
Name

/s/ Frank D. Martell
Signature

Frank D. Martell
Name

/s/ Earl H. Doppelt
Signature

Earl H. Doppelt
Name

/s/ Richard G. Gould
Signature

Richard G. Gould
Name